Exhibit 99.1

February 9, 2006

Dear Investor:

We wanted to take this opportunity to apprise you of what we believe will be a positive and important development at Deephaven.

We are pleased to let you know that Deephaven Capital Management LLC has submitted an offer of settlement to the staff of the Securities and Exchange Commission (“SEC” or the “Commission”), which the staff has agreed to recommend to the Commission, to resolve a previously disclosed investigation concerning trading activity associated with certain transactions involving Private Investments in Public Equities (“PIPEs”).

Under the terms of the offer of settlement, which is subject to final agreement on the settlement papers and final approval by the SEC, Deephaven will neither admit nor deny any violations. The firm will pay approximately $5.7 million in disgorgement, civil penalties and interest, and will consent to a permanent injunction against violating anti-fraud provisions of the securities laws. We believe that reaching a settlement at this time, as opposed to pursuing lengthy and expensive litigation, is in the best interests of the firm and our clients. You should know that Deephaven’s investors will not bear the costs associated with the settlement.

We have cooperated fully with the SEC in this investigation and remain committed to the highest standards of ethical and legal conduct. We are proud of our long-term performance record and look forward to continuing to generate superior returns for our investors.

If you have any questions, please do not hesitate to contact me directly at 952-249-5519 or Jeffrey Applebaum, Managing Director, Client Relations, at 952-249-5595.

Sincerely,

Colin Smith

Chief Executive Officer and Chief Investment Officer

Deephaven Capital Management LLC / 130 Cheshire Lane / Suite 102 / Minnetonka, Minnesota 55305

952.249.5500 / fax 952.249.5399 / www.deephavenfunds.com